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                                                                                                            EXHIBIT 11.1


                                                          SNYDER OIL CORPORATION

                                                     COMPUTATION OF PER SHARE EARNINGS
                                                                (Unaudited)



                                                                                                            Six Months
                                                                      Year Ended December 31,              Ended June 30,
                                                              ---------------------------------------    ------------------
                                                                 1994           1995           1996             1997
                                                              ----------     ----------     ---------    ------------------
                                                                            (In thousands, except share data)

Net income (loss)                                               $12,372       ($39,831)      $62,950             $23,070
Dividends on preferred stock                                    (10,806)        (6,210)       (6,210)             (3,100)
                                                              ---------      ---------     ---------           ---------

  Net income (loss) available to common                          $1,566       ($46,041)      $56,740             $19,970
                                                              =========      =========     =========           =========


Weighted average shares outstanding                              23,704         30,186        31,308              30,435
Assumed exercise of vested common stock options
  net of treasury shares repurchased                                290            138           179                 289
Assumed conversion of 6% preferred stock                          4,881          4,881         5,051               5,051
                                                              ---------      ---------     ---------           ---------

  Weighted average common stock and equivalents outstanding      28,875         35,205        36,538              35,775
                                                              =========      =========     =========           =========



Primary netincome (loss) per common share:

Net income (loss)                                                 $0.52         ($1.32)        $2.01               $0.76
Dividends on preferred stock                                      (0.45)         (0.21)        (0.20)              (0.10)
                                                              ---------      ---------     ---------           ---------
Net income (loss) available to common                             $0.07         ($1.53)        $1.81               $0.66
                                                              =========      =========     =========           =========



Fully diluted net income (loss) per common share:

Net income (loss)                                                 $0.43         ($1.13)        $1.72               $0.64
Dividends on preferred stock                                       0.00           0.00          0.00                0.00
                                                              ---------      ---------     ---------           ---------

Net income (loss) available to common                             $0.43         ($1.13)        $1.72               $0.64
                                                              ==========     =========     =========           =========
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